Exhibit 99.1

Contact:	Kelly Tacke
Executive Vice President
and Chief Financial Officer
(972) 991-2422

PALM HARBOR HOMES, INC. REPORTS

SECOND QUARTER FISCAL 2009 RESULTS

DALLAS, Texas (October 28, 2008) — Palm Harbor Homes, Inc. (NASDAQ: PHHM) today reported financial results for the second quarter and first six months of fiscal 2009 ended September 26, 2008.

Net sales for the second quarter of fiscal 2009 totaled $110.7 million compared with $144.6 million in the year-earlier period. Net loss for the second quarter of fiscal 2009 totaled $6.5 million, or ($0.28) per share, compared with a net loss of $98.1 million, or ($4.29) per share, a year ago. The results for the second quarter of fiscal 2009 include a pre-tax gain of $1.4 million, or $0.06 per share, on the repurchase of convertible senior notes. Losses associated with Hurricane Ike incurred by the Company’s insurance company, Standard Casualty, and from weather-related transportation and delivery delays in Texas and the east coast, reduced profitability for the second quarter of fiscal 2009 by approximately $0.10 per share. Excluding these non-recurring items, net loss for the second quarter of fiscal 2009 was ($0.24) per share. The results for the second quarter of fiscal 2008 included non-recurring, non-cash charges of $95.7 million, or $4.19 per share, related to the impairment of all of the Company’s previously recorded goodwill and the establishment of a valuation allowance against all of the Company’s net deferred tax assets. Excluding these non-recurring, non-cash charges, net loss for the second quarter of fiscal 2008 was ($0.10) per share.

Net sales for the first six months of fiscal 2009 were $240.7 million compared with $287.9 million in the year-earlier period. Net loss for the first half of fiscal 2009 totaled $4.8 million, or ($0.21) per share, compared with a net loss of $102.3 million, or ($4.48) per share, in the first half of fiscal 2008. The results for the first half of fiscal 2009 include a pre-tax gain of $5.8 million, or $0.25 per share, on the repurchase of convertible senior notes. Excluding this gain and the non-recurring items noted above, net loss for the first half of fiscal 2009 was ($0.36) per share. Excluding the non-recurring, non-cash charges noted above for the same period last year, net loss for the first half of fiscal 2008 was ($0.29) per share.

Commenting on the results, Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “Approximately half of the year-over-year decline in our business for the quarter and first half of the year was planned as a result of operating 18 fewer retail sales centers and three less factories compared with the same period a year ago. However, our results for the second quarter of fiscal 2009 were also heavily influenced by very difficult industry conditions and the prevailing economic environment and credit crisis. As a result, our revenues for the quarter were below our previous expectations. In addition, approximately $6.0 million of this revenue shortfall is related to disruptions from Hurricane Ike in Texas and extreme weather conditions on the east coast and will now be booked in the third fiscal quarter.

“The trend in Palm Harbor’s business is indicative of the severe weakness in the overall housing market. The latest available data for traditional HUD-code manufacturing housing shipments showed a 23 percent decline for the month of August and a year-to-date drop of over 10 percent. Consumer concerns about the economy and the lack of available credit are keeping potential homebuyers on the sidelines; therefore affecting the demand for factory-built housing products. We expect this trend to continue into the second half of fiscal 2009.

“In response to the current conditions and expected demand, we have idled one production line in Martinsville, Virginia, and are in the process of idling another production line in Austin, Texas,” added Keener. “We have continued to take the necessary steps to right-size Palm Harbor’s manufacturing capacity based on market conditions. We remain focused on managing the aspects of our business that we can control – reducing operating expenses, conserving cash and developing profitable revenue sources through our expanded product and marketing plans – even if the overall direction of the industry remains uncertain.”

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “We are very focused on cost management and on maintaining a strong balance sheet through this economic cycle. Our selling, general and administrative costs were down 17 percent for the first half of fiscal 2009 as a result of the restructuring actions taken at the end of fiscal 2008. During the first half of fiscal 2009, we utilized approximately $8.5 million of our cash to retire $14.4 million of our convertible senior notes to maximize our return on capital. Our financial position is solid, with our balance sheet reflecting over $29 million in cash and cash equivalents at the end of the second fiscal quarter.”

A conference call regarding this release is scheduled for Wednesday, October 29, 2008, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.

Statements of Operation

(Dollars in thousands, except earnings per share)

For the second quarter and six months ended September 26, 2008 and September 28, 2007

	Second Quarter Ended		Six Months Ended
	Sept. 26, 2008	Sept. 28, 2007	Sept. 26, 2008	Sept. 28, 2007
	(Unaudited)		(Unaudited)
Net sales	$110,716	$144,639	$240,737	$287,933
Cost of sales	84,081	108,151	182,145	217,044

Gross profit	26,635	36,488	58,592	70,889
Selling, general and administrative expenses	31,084	37,527	62,263	74,554
Goodwill impairment	—	78,506	—	78,506

Loss from operations	(4,449)	(79,545)	(3,671)	(82,171)

Interest expense	(3,817)	(4,691)	(7,896)	(9,172)
Gain on repurchase of convertible senior notes	1,393	—	5,796	—
Other income	583	1,456	1,164	2,496

Loss before income taxes	(6,290)	(82,780)	(4,607)	(88,847)
Income tax expense	(184)	(15,317)	(242)	(13,501)

Net loss	$(6,474)	$(98,097)	$(4,849)	$(102,348)

Loss per common share:
Basic and diluted	$(0.28)	$(4.29)	$(0.21)	$(4.48)

Weighted average common shares outstanding:
Basic and diluted	22,869	22,852	22,860	22,852

Condensed Balance Sheets

(Dollars in thousands)

September 26, 2008 and March 28, 2008

	September 26, 2008	March 28, 2008
Assets
Cash and cash equivalents	$29,803	$28,206
Trade accounts receivables	34,578	31,616
Consumer loans receivable, net	199,807	267,636
Total inventories	116,916	123,294
Property, plant and equipment, net	46,330	47,002
Other assets	58,827	67,646

Total Assets	$486,261	$565,400

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$88,885	$96,853
Floor plan payable	65,545	59,367
Convertible senior notes	60,585	75,000
Warehouse revolving debt	—	42,175
Securitized financings	150,371	165,430
Shareholders’ equity	120,875	126,575

Total Liabilities and Shareholders’ Equity	$486,261	$565,400

PALM HARBOR HOMES, INC.

Quick Facts

	Second Quarter Ended		Six Months Ended
	Sept. 26,	Sept. 28,	Sept. 26,	Sept. 28,
	2008	2007	2008	2007
FACTORY-BUILT HOUSING:
Company-owned sales centers and builder locations:
Beginning	87	107	87	107
Added	—	1	—	1
Closed	—	—	—	—

Ending	87	108	87	108

Factory-built homes sold through:
Company-owned sales centers and builder locations:	828	995	1,737	1,935
Independent dealers, builders and developers	312	478	596	949

Total factory-built homes sold	1,140	1,473	2,333	2,884

Factory-built homes sold as:
Single-section	189	169	386	336
Multi-section	673	857	1,388	1,675
Modular	278	447	559	873

Total factory-built homes sold	1,140	1,473	2,333	2,884

Commercial buildings:
Number of commercial buildings sold	5	—	31	—
Net sales from commercial buildings sold (in 000’s)	$592	$—	$9,807	$—

Average sales prices:
Manufactured housing – retail	$74,000	$74,000	$75,000	$75,000
Manufactured housing – wholesale	$53,000	$65,000	$52,000	$63,000
Modular housing – retail	$171,000	$183,000	$172,000	$181,000
Modular housing – wholesale	$67,000	$78,000	$73,000	$79,000

Homes produced	1,052	1,383	2,072	2,757
Internalization rate (residential manufactured and modular)	67%	62%	68%	63%

FINANCIAL SERVICES
CPM loan originations	54	257	171	444

Insurance penetration:
Warranty	93%	92%	93%	90%
Physical damage	69%	61%	69%	60%